Exhibit 10.1

Corebridge Financial, Inc.
2929 Allen Parkway
Houston, Texas 77019

Alan Smith
EVP and Chief Human Resources Officer Alan.Smith@corebridgefinancial.com

June 19, 2023

Chris Smith chrissmithdt@gmail.com

Dear Chris,

We are pleased to confirm the terms of your offer of employment with Corebridge Financial, Inc. (“Corebridge Financial”) or one of its subsidiaries (collectively, the “Company”).

•Start Date. Your start date will be on or about June 26, 2023 (“Start Date”).

•Position. On your Start Date, you will serve as EVP and Chief Operating Officer, a grade 28 position. In this capacity, you will be a member of the Corebridge Financial Executive Leadership Team and report directly to the Chief Executive Officer of Corebridge Financial, Kevin Hogan.

•Location & Employer. You will be based in 30 Hudson Street Jersey City, NJ and employed directly by American General Life Insurance Company ( your "Employer").

•Total Direct Compensation. Your initial annual target direct compensation will be US$2,000,000 as follows:

•Base Salary. Your initial base cash salary will be at a rate of US$600,000 year.

•Short Term Incentive. Your target annual short-term incentive (“STI”) award will be US$600,000 which amount will be pro-rated based on the number of months (including partial months) that you work for the Company in the calendar year of hire if your hire date is on or after July 1 (no pro-ration applies for hire dates from January 1 to June 30); if your actual start date is on or after October 1, you will not be eligible for an STI award for the year of hire. Your STI award and eligibility will be subject to the terms and conditions of the Corebridge Short-Term Incentive Plan, as in effect from time to time. Your STI award is contingent on you being an active employee on the date STI awards are made and will be payable when STI awards are regularly paid to similarly situated active employees.

Revised March 2023

Exhibit 10.1
As a member of the Corebridge Financial Executive Leadership Team, your STI Award will be based on a combination of Company-based performance metrics and individual- based performance metrics. Your individual award can range between 0-200% of your STI target and will be subject to the approval of the Board of Directors or its designee.

•Long Term Incentive. Your target annual long-term incentive (“LTI”) award will be US$800,000 for the year following the year in which you actually start employment. Your LTI award grant is subject to approval of the Board of Directors or its designee and on you being an active employee of the Company on the date of grant. Any LTI award will be subject to the terms and conditions of the relevant long-term incentive plan and the a w a r d agreement governing the grant.

•Equity Award. As part of this offer, you will receive a new hire restricted stock unit (RSU) award with an initial grant value of US$500,000 subject to approval by the Board of Directors or its designee. The award will vest as follows:
oUS$166,667 vesting in March 2025
oUS$166,667 vesting in March 2026
oUS$166,666 vesting in March 2027

This LTI award grant is subject to you being an active employee of the Company on the date of grant and will be subject to the terms and conditions of the relevant long-term incentive plan and the a w a r d agreement governing the grant.

•Benefits. You will be entitled to benefits consistent with similarly situated senior executives of the Company and reimbursement of reasonable business expenses, in each case in accordance with applicable Company programs and policies as in effect from time to time.

•Paid Time Off. You will be eligible for 30 days of PTO on an annual basis, accruing in accordance with the terms set forth in the Employee Handbook.

•Executive Severance Plan. You may also be eligible for benefits under the Company’s Executive Severance Plan, for covered terminations under that plan.

•Notice Period. You agree that if you voluntarily resign, you will give six months’ written notice to the Company of your resignation, which may be working notice or non-working notice at the Company’s sole discretion and which notice period is waivable by the Company at the Company’s sole discretion. If you execute an LTIP award agreement containing a different notice period than the notice period contained in this offer letter, the notice period in the LTIP award agreement will govern.

•Clawback Policy. Any bonus, equity or equity-based award or other incentive compensation granted to you will be subject to the Corebridge Clawback Policy (and any other Company policies as may be in effect from time to time).

Revised March 2023

Exhibit 10.1
•Indemnification and Cooperation. During and after your employment, the Company will indemnify you in your capacity as a director, officer, employee, or agent of the Company to the fullest extent permitted by applicable law and Corebridge Financial’s charter and by- laws and will provide you with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as other similarly situated officers.

You agree (whether during or after your employment with the Company) to reasonably cooperate with the Company in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to the Company and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, the Company will reimburse your reasonable expenses.

•Tax Matters. Tax will be withheld by the Company under applicable tax requirements for any payments or deliveries under this letter. To the extent any taxable expense reimbursement or in-kind benefits under this letter is subject to Section 409A of the U.S. Internal Revenue Code of 1986, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in- kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter will be treated as a separate payment for purposes of Section 409A.

In the event that any payments or benefits otherwise payable to you (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards.
•No Guarantee of Employment or Target Direct Compensation. This offer letter is not a guarantee of employment or target direct compensation for a fixed term.

•Entire Agreement. This offer letter constitutes the Company’s only statement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of the Company.

Revised March 2023

Exhibit 10.1
•Miscellaneous Representations. You confirm and represent to the Company by signing this letter, that: (a) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of or that would adversely impact your ability to perform the expected services on behalf of the Company other than as previously disclosed in writing to the Company; (b) you have not taken (or failed to return) any confidential information belonging to your prior employer or any other entity, and, to the extent you remain in possession of any such information, you will never use or disclose such information to the Company or any of its employees, agents or affiliates; (c) you understand and accept all of the terms and conditions of this offer; and (d) you acknowledge that your Employer is an intended third party beneficiary of this offer letter.

•Non-Solicitation. This offer and your employment with your Employer are contingent on your entering into the enclosed Non-Solicitation and Non- Disclosure Agreement.

•Employment Dispute Resolution. You are a participant in the Company’s Employment Dispute Resolution (“EDR”) program, which provides for various ways to address work- related disputes, including mediation and arbitration, through the American Arbitration Association (“AAA”). Information on the company’s EDR Program is available to employees via the Company Intranet and can be made available to you prior to your date of hire upon request.

•Background Investigation. Your role is deemed a Position of Trust. Therefore, this offer is contingent upon the successful results of a background screen in accordance with Corebridge Financial’s Position of Trust Background Screening policy, which may include, but may not be limited to, verification of employment, professional certifications, designations or licenses, criminal and credit history, educational background, and proof of eligibility to work in the United States. If you accept this offer and are allowed to start your employment while these conditions or contingencies remain pending, this offer may be rescinded, and your employment terminated if they are not subsequently successfully completed.

We look forward to welcoming you to Corebridge Financial and wish you every success in your new role.

Sincerely,

COREBRIDGE FINANCIAL
Alan L. Smith

Revised March 2023

Exhibit 10.1

Revised March 2023